                                                                      EXHIBIT 12



                     THE HERTZ CORPORATION AND SUBSIDIARIES
         CONSOLIDATED COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (In Thousands of Dollars Except Ratios)

                                    Unaudited

                                                               Three Months
                                                              Ended March 31,
                                                              ---------------
                                                           1998           1997
                                                           ----           ----
Income before income taxes                               $ 60,726       $ 33,911


Interest expense                                           71,302         77,878


Portion of rent estimated to represent
    the interest factor                                    18,374         18,123
                                                         --------       --------


Earnings before income taxes and fixed charges           $150,402       $129,912
                                                         ========       ========


Interest expense (including capitalized interest)        $ 71,487       $ 77,950


Portion of rent estimated to represent
    the interest factor                                    18,374         18,123
                                                         --------       --------


Fixed charges                                            $ 89,861       $ 96,073
                                                         ========       ========



Ratio of earnings to fixed charges                            1.7            1.4
                                                         ========       ========




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